LOEWS
                              CORPORATION
      667 Madison Avenue, New York, N.Y. 10021-8087 (212) 545-2000


                                   February 20, 1996


Mr. Laurence A. Tisch
Island Drive
North Manursing Island
Rye, New York 10580

Dear Mr. Tisch:

     Reference is made to your Employment Agreement with Loews Corporation (the "Company"), dated March 1, 1971, as amended by agreements dated February 27, 1974, March 1, 1976, May 10, 1977, July 17, 1979, June 16, 1981, May 10, 1983,
May 10, 1984, October 15, 1985, February 24, 1987, October 14, 1988, March 1,
1990, October 22, 1992 and October 18, 1994 (the "Employment Agreement").

     This will confirm our agreement that the Employment Agreement is amended as follows:

     1. The period of your employment under and pursuant to the Employment Agreement is hereby extended for an additional period through and including December 31, 1998 upon all the terms, conditionstions and provisions of the Employment Agreement, as hereby amended.

     2. You shall be paid a basic salary (the "Basic Salary") for your services under and pursuant to the Employment Agreement at the rate of $1,750,000 per annum for the period January 1, 1996 through May 31, 1996. For the period June 1, 1996 through December 31, 1996, your Basic Salary shall be in the amount of $975,000, less amounts theretofore paid as Basic Salary for the calendar year 1996. For the calendar years 1997 and 1998 Basic Salary shall be paid to you at the rate of $975,000 per annum. Basic Salary shall be payable in accordance with the Company's customary payroll practices for executives as in effect from time to time, and shall be subject to such increases as the Board of Directors of the Company, in its sole discretion, may from time to time determine. Such Basic Salary shall be exclusive of fees received by you as a director and as a member of Committees of the Boards of Directors of other corporations, including subsidiaries, affiliates and investees of the Company.

     3. In addition to receipt of Basic Salary under the Employment Agreement, in the event the Company's shareholders approve the Incentive Compensation Plan for Executive Officers of the Company (the "Compensation Plan"), you shall participate in and shall receive incentive compensation under the Compensation Plan as awarded by the Incentive Compensation Committee of the Board of Directors of the Company.





Mr. Laurence A. Tisch
February 20, 1996
Page 2

     4. Incentive based compensation awarded in relation to applicable years under the Compensation Plan shall be included in the computation of pensionable earnings in determining your Supplemental Benefits under the Employment Agreement. In no event, however, shall such Supplemental Benefits duplicate benefits under the Company's Benefit Equalization Plan as amended from time to time.

     5. The Company shall pay to you annually an amount equal to any difference between your available "flexdollars" amount under the Company's Beneflex employee benefit program and a greater flexdollars amount calculated on a basis which includes incentive based compensation awarded in relation to an applicable year under the Compensation Plan, after taking into account your annual "Beneflex" elections. For purposes of such calculations, incentive based compensation may be assumed to be payable in the amount of your "Cap" for the applicable year under the Compensation Plan, subject to appropriate adjustment in relation to incentive compensation actually awarded under the Compensation Plan. Other employee benefits, such as life insurance, provided by the Company will be based on your Basic Salary.

     Except as herein modified or amended, the Employment Agreement shall remain in full force and effect.

     If the foregoing is in accordance with your understanding, would you please sign the enclosed duplicate copy of this Letter Agreement at the place indicated below and return the same to us for our records.


                                            Very truly yours,

                                            LOEWS CORPORATION


                                            By: /s/Barry Hirsch
                                               ------------------------
                                                     Barry Hirsch
                                                  Senior Vice President

ACCEPTED AND AGREED TO:

/s/Laurence A. Tisch
-------------------------
Laurence A. Tisch